Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Salix Pharmaceuticals, Ltd. 2005 Stock Plan, as amended, of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedule of Salix Pharmaceuticals, Ltd. and the effectiveness of internal control over financial reporting of Salix Pharmaceuticals, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Raleigh, North Carolina
August 9, 2012